Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calvert Impact Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated November 24, 2010, with respect to the financial statements of Calvert Large Cap Growth Fund, Calvert Small Cap Value Fund, Calvert Mid Cap Value Fund, Calvert Global Alternative Energy Fund, and Calvert Global Water Fund, each a series of the Calvert Impact Fund, Inc., as of September 30, 2010, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

Philadelphia, Pennsylvania
January 27, 2011